Exhibit 99.1

Atlanticus Completes Sale of CAR Auto Finance Operations

ATLANTA, Sep. 17, 2026 (GLOBE NEWSWIRE) -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus,” the “Company,” “we,” “our” or “us”), a financial technology company that enables its bank, retail and healthcare partners to offer more inclusive financial services to millions of everyday Americans, today announced that it has completed the sale of its CAR Auto Finance operations (“CAR”) to an unaffiliated third party.

CAR comprised 100% of the Company’s Auto Finance segment. Following the transaction, Atlanticus will no longer operate an Auto Finance segment. Total consideration to Atlanticus was approximately $71.2 million, consisting of $56.2 million in cash and a $15.0 million seller note. Approximately 154 team members associated with CAR are transitioning to the buyer in connection with the transaction.

“We are pleased to announce the completion of the sale of CAR,” said Jeff Howard, President and Chief Executive Officer of Atlanticus. “CAR has been a valuable part of Atlanticus for many years, and I want to thank the entire CAR team for their many contributions to our success. The transaction strengthens our balance sheet and allows us to concentrate our capital and management resources on the consumer credit products where we see the greatest opportunities for long-term value creation and growth.”

Atlanticus expects to use the cash proceeds from the sale to reduce debt and invest in higher-growth product lines.

About Atlanticus Holdings Corporation

Empowering Better Financial Outcomes for Everyday Americans

Atlanticus Holdings Corporation empowers better financial outcomes for Everyday Americans by enabling bank, retail, and healthcare partners to offer more inclusive financial solutions to consumers. Leveraging proprietary technology and advanced analytics, Atlanticus applies more than 30 years of operating experience, servicing over 23 million customers and more than $53 billion in consumer loans, to support lenders across a broad range of consumer credit products. These offerings span retail and healthcare private-label credit and general purpose credit cards, through an omnichannel platform, including strategic partnerships.

Atlanticus is guided by the principles of responsible lending, smart innovation, and expanding access to credit for consumers working toward a stronger financial future.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company’s current views regarding, among other things, the expected transition of employees, the Company’s intended use of proceeds from the transaction, capital allocation and future investment and growth opportunities. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, the Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Contact: Investor Relations, investors@atlanticus.com Dan Mauch, daniel.mauch@atlanticus.com Sara Savarino, sara.savarino@atlanticus.com